Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release
Contact: John Gibson — (702) 735-2200
Email: InvestorRelations@apfc.com
Website: www.apfc.com
American Pacific Announces Pricing of
$110 Million Senior Notes Offering
LAS VEGAS, NEVADA, January 30, 2007 — American Pacific Corporation (NASDAQ: APFC) (the “Company”) announced today that it has priced its previously announced private offering of $110 million aggregate principal amount of Senior Notes due 2015. Interest on the notes will be payable semi-annually in arrears at an annual rate of 9.0%. The notes are being sold in a private placement to qualified institutional buyers under Rule 144A and to non-U.S. persons under Regulation S of the Securities Act of 1933, as amended. The sale of the notes is expected to close on February 6, 2007, subject to customary closing conditions.
The Company intends to use the net proceeds from the offering to refinance its existing credit facilities, fund an earnout in connection with the 2005 purchase of its fine chemicals business and to repay other indebtedness related to the purchase of its fine chemicals business. The remaining net proceeds, if any, will be used for general corporate purposes.
Offers and sales of the notes will be made only in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Risk Factors/Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the Company’s expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding the offering of the notes and the intended use of proceeds from the offering. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include risks and uncertainties detailed in the Company’s periodic and other filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended September 30, 2006. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.
About American Pacific Corporation
American Pacific is a leading manufacturer of specialty and fine chemicals within its focused markets, as well as propulsion products sold to defense, aerospace and pharmaceutical end markets. Our products provide access to, and movement in, space via solid fuel and propulsion thrusters and represent the key active ingredient in drug applications such as HIV, epilepsy and cancer. We also produce specialty chemicals utilized in various applications such as fire extinguishing systems, as well as manufacture water treatment equipment. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about American Pacific can be obtained by visiting the Company’s web site at www.apfc.com.
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